EXHIBIT 10.23

AMENDMENT NO. 1

TO

LEASE AGREEMENT

THIS AMENDMENT NO. 1 TO LEASE AGREEMENT (the “Amendment”) is made as of the 2nd day of April, 2001 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP (“Landlord”) and OTG SOFTWARE, INC. (“Tenant”).

WITNESSETH

WHEREAS, by Lease Agreement dated as of June 20, 2000 (the “Lease”), Landlord leased to Tenant for an initial term of ten (10 years approximately 93,735 square feet of rentable area comprising a portion of the first (1st) floor and the entire third (3rd), fourth (4th) and fifth (5th) floors of the seven (7) story office building (the “Building”) known as The Preserve at Tower Oaks and located at 2600 Tower Oaks Boulevard, Rockville, Maryland, as such space is more particularly described in the Lease; and

WHEREAS, the Work Agreement attached as Exhibit B to the Lease currently contemplates that the Landlord will cause the Leasehold Work in the Premises to be performed; and

WHEREAS, Tenant has elected to cause the Leasehold Work in the Premises to be performed; and

WHEREAS, Landlord and Tenant hereby agree to amend the Lease (i) to modify the manner in which the Lease Commencement Date is to be determined, (ii) to accurately reflect that Tenant has elected to cause the Leasehold Work in the Premises to be performed and (iii) to modify such other terms and provisions of the Lease as hereinafter set forth

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration the receipt and sufficiency of which hereby is acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Defined Terms. Except as otherwise provided herein, all of the capitalized terms used herein shall have the same meanings as provided in the Lease, and the exhibits attached thereto.

2. Term. (a) Section 2.2 of the Lease hereby is deleted in its entirety and the following substituted therefor:

“The Lease Commencement Date shall be the earlier of (i) the date on which Tenant commences normal business operations in the Premises and (ii) June 1, 2001.

(b) Section 2.4 of the Lease hereby is deleted in its entirety and the following substituted therefor:

“Tenant has elected to engage its own contractor to perform the Leasehold Work. Subject to the provisions of the Work Agreement attached as Exhibit B to the Lease, the Premises have been delivered to Tenant in Ready for Buildout condition, as defined in Paragraph 11(b) of the Work Agreement. In the event the installation of the Leasehold Work in the Premises is not substantially completed on or before June 1, 2001 the term of this Lease shall commence on the Lease Commencement Date as determined in accordance with the provisions of Section 2.2 above and Paragraphs 10(c) and 11(f) of the Work Agreement attached as Exhibit B to this Lease. Furthermore, Landlord shall not have any liability whatsoever to Tenant on account of any such delay.”

3. Rent. Section 3.1 of the Lease hereby is amended by deleting the word “During” therefrom in the first (1st) sentence thereof and substituting the following phrase therefor:

“Commencing on June 1, 2001 (the “Rent Commencement Date”) and continuing throughout the remainder of the”

4. Signs and Furnishings. (a) Section 10.2(a) of the Lease hereby is amended by deleting the phrase “two (2) signs identifying Tenant and its logo (“Tenant’s Signs”) on the exterior walls at the top of the Building” from the second (2nd) and third (3rd) lines thereof and substituting the following therefor: “(i) one (1) sign identifying Tenant and its logo which sign shall not exceed three hundred sixty (360) square feet on the penthouse roof screen of the Building, (ii) one (1) sign identifying Tenant and its logo which sign shall not exceed one hundred twenty (120) square feet on the parapet wall of the Building and (iii) if Landlord elects to permit tenant names on the Building monument sign, identification on the Building’s monument sign, displaying Tenant’s trade name and logo, provided, however, that Tenant’s sign on the Building monument sign shall be displayed on a prominent panel and shall be no smaller than the largest sign available to any other Tenant in the Building (collectively, “Tenant’s Signs”).”

(b) The first (1st) sentence of Section 10.2(a) of the Lease hereby is amended by deleting the word “location” therefrom in the fourth (4th) line thereof.

(c) The first (1st) sentence of Section 10.2(a) of the Lease hereby is amended by deleting subclause (D) therefrom in its entirety.

(d) The third (3rd) and fourth (4th) sentences of Section 10.2(a) of the Lease hereby are deleted in their entirety and the following substituted therefore:

“The location of Tenant’s Signs described in sub-subsections (i) and (ii) above, are shown on Exhibit I attached hereto and made a part hereof. Tenant’s right to signage on the Building shall be exclusive with respect to the penthouse roof screen only. Except as expressly limited in the preceding sentence, Landlord shall have the right to provide (1) to one (1) other tenant in the Building one (1) sign, showing such tenant’s name and logo, on the parapet level of the Building the size of which sign shall be limited to one hundred twenty (120) square feet and the location of which is shown on Exhibit I attached hereto and (2) exterior signage to other tenants on other areas on or around the second (2nd) floor or below of the Building. In the event such other tenant desires to change the location of its sign from that shown on Exhibit I, such modified location shall be subject to the prior approval of Tenant which approval shall not be unreasonably withheld, conditioned or delayed.”

5. Work Agreement. (a) Paragraph 2, Landlord’s Work, of the Work Agreement attached as Exhibit B to the Lease hereby is amended by deleting all references to the Leasehold Work therefrom. Tenant has exercised its right pursuant to Paragraph 11 of the Work Agreement to contract for the performance of the Leasehold Work

(b) Paragraph 7, Cost of Leasehold Work, of the Work Agreement attached as Exhibit B to the Lease hereby is deleted in its entirety and the following substituted therefor:

7. Cost of Leasehold Work. Tenant has exercised its right pursuant to Paragraph 11 below to contract for the performance of the Leasehold Work. The cost of the design and construction of the Leasehold Work (including all architectural and engineering costs) (collectively, the “Leasehold Cost”) up to the amount of the Improvements Allowance and Additional Allowance described in Paragraph 8 below shall be borne by Landlord. Any portion of the Leasehold Cost that is in excess of the Improvements Allowance and Additional Allowance shall be borne by Tenant and is referred to herein as “Tenant’s Expenses.” Tenant will be notified by Landlord and shall pay the Leasehold Contractor directly for Tenant’s Expenses on a pro rata basis as each requisition from the Leasehold Contractor is submitted for payment by Landlord (so that the percentage of the Tenant’s Expenses paid by Tenant at the time of each requisition shall be equal to a fraction the numerator of which is the amount of the Improvements Allowance and, if applicable, the Additional Allowance, and the denominator of which is the total cost to complete the Leasehold Work). Landlord shall not be obligated to pay the Leasehold Contractor for any of Tenant’s Expenses. All amounts payable by Tenant pursuant to this Exhibit shall be considered additional rent and subject to the provisions of the Lease.

(c) (i) All of Paragraph 9, Change Orders, of the Work Agreement, except for the first sentence thereof, hereby is deleted in its entirety.

(ii) Paragraph 9, Change Orders, of the Work Agreement hereby is amended by adding the following provisions at the end thereof:

Landlord agrees to approve or disapprove any change orders within three (3) business days after Landlord’s receipt of Tenant’s request therefor and all other documentation required to be delivered to Landlord in connection therewith, however, if such change order involves a Structural Alteration, as defined in the Lease, then Landlord’s comment period shall be extended to five (5) business days. If Landlord fails to respond to Tenant within the applicable time period and Tenant did in fact deliver the change order to Landlord, then Landlord shall be deemed to have approved the change order as submitted.

(d) (i) Paragraphs 10(a) and (b) of the Work Agreement attached as Exhibit B to the Lease shall be applicable only to the Base Building Work and the Site Work.

(ii) Paragraph 10(c) of the Work Agreement attached as Exhibit B to the Lease hereby is deleted in its entirety and the following substituted therefor:

(c) To the extent Tenant shall be actually delayed in completing the Leasehold Work as a result of (i) Landlord’s failure to pay when due any portion of the Improvements Allowance and Additional Allowance, for which Landlord is responsible and Tenant has timely and properly submitted its request therefor pursuant to the provisions of this Exhibit B (but only to the extent such failure actually delays the completion of the Leasehold Work) or (ii) Landlord’s failure to obtain the Base Building certificate of occupancy on or before the date on which the final inspection of the Leasehold Work is scheduled to occur (i.e. the inspection that is required in order for Tenant to obtain a certificate of occupancy for the Premises), or (iii) Tenant is unable to obtain the certificate of occupancy for the Premises directly due to the performance (or failure thereof) of any work by the Base Building Contractor, the Base Building Architect, the Base Building Engineers (i.e. the building inspector enumerates in writing Base Building work that needs to be performed in order for Tenant to obtain the certificate of occupancy for the Premises) or (iv) Landlord’s failure to obtain the Base Building certificate of occupancy prevents Tenant from being able to schedule an inspection of the Leasehold Work, then except to the extent Tenant commences business operations in the Premises, the Lease Commencement Date and the Rent Commencement Date shall be extended on a day-for-day basis for each day of actual delay (each of which is referred to herein as a “Landlord Delay”) that occurs. Tenant shall notify Landlord promptly in writing if Tenant becomes aware of the existence of any such delay and if Tenant fails to so notify Landlord’s Authorized Representative as soon as reasonably practicable after Tenant becomes aware of such delay, then any period prior to such notice shall not constitute Landlord Delay. Tenant shall use good faith reasonable efforts to counter the effect of any Landlord Delay; however, Tenant shall not be obligated to expend any additional amounts in such efforts (e.g., by employing overtime labor) unless Landlord agrees in advance to bear any incremental cost associated with such efforts (whether or not such efforts are ultimately successful). Notwithstanding the foregoing, a Landlord Delay shall not be deemed to have delayed substantial completion of the Leasehold Work unless there is a direct causation between the Landlord Delay and Tenant’s failure to achieve substantial completion of the Leasehold Work. By way of example, if (I) the Lease Commencement Date is delayed by twenty (20) days, (II) there had been no delays the Lease Commencement Date would have occurred on or before May 15, 2001 and (III) fifteen (15) days of the delay are Tenant delay and five (5) days of the delay are Landlord Delay, then the Lease Commencement Date would be May 20, 2001.

(e) The Work Agreement attached as Exhibit B to the Lease hereby is amended by deleting Paragraph 11 therefrom in its entirety and substituting the following Paragraph 11 therefor:

11. Tenant’s Right to Employ Leasehold Contractor. Tenant has elected to be the party who enters into the contract with the Leasehold Contractor. The following terms and conditions shall apply to the performance of the Leasehold Work:

(a) Selection of Leasehold Contractor. Tenant has employed and Landlord approves Kfoury Construction Group to serve as the general contractor with respect to the Leasehold Work, and shall pay any fees due to the contractor for such services; provided that Tenant may draw upon the Improvements Allowance and the Additional Allowance to pay such fees.

(b) Ready for Buildout. The Premises have been delivered to Tenant in Ready for Buildout condition (i.e. all of the following shall have occurred):

(i) the Premises are substantially free from debris and construction materials;

(ii) substantially all perimeter walls are taped and finished, and all interior core walls are ready for paint on the side facing the space to be occupied by Tenant;

(iii) the HVAC, utility and plumbing systems for the Building are complete to a point that allows the Leasehold Work to proceed without unreasonable impediment;

(iv) at least one elevator or material lift is available to the Leasehold Contractor for moving construction materials, or Tenant (at Tenant’s request) is afforded the opportunity to install its own material lift at Tenant’s cost;

(v) the permanent roof system in the Building shall be substantially complete, and all windows on the relevant floor(s) shall be substantially complete; and

(vi) all rooms located in the building core on the relevant floor(s), including mechanical rooms, toilet rooms, electrical closets, janitor closets, freight elevator anterooms, lobbies and elevator cars, and stairways, are complete to a point that allows the Leasehold Work to proceed without unreasonable impediment.

Notwithstanding the provisions of Section 2.4 of the Lease and the first (1st) sentence of this subclause (b) to the contrary, not more than ten (10) days after the execution of this Amendment, Tenant shall notify Landlord in writing and in reasonable detail, in its reasonable good faith opinion (without regard to the status of the Leasehold Work) of any remaining punchlist items that remain to be completed in connection with Landlord’s delivery of the Premises to Tenant in Ready for Build Out Condition. Landlord shall schedule a mutually agreeable time with Tenant and Tenant’s Project Manager, as defined in subclause (d) below, to walk through the Premises so that Landlord either (A) can demonstrate to Tenant that items set forth in Tenant’s list have been completed or (B) can develop with Tenant a written schedule for such outstanding items to be completed.

(c) Commencement of Leasehold Work. Tenant acknowledges that it has commenced performance of the Leasehold Work in the Premises as of the date hereof.

(d) Tenant’s Project Manager. Tenant has employed The Staubach Company (the “Project Manager”) to provide project management services with respect to the Leasehold Work, and shall pay any fees due to the project manager for such services; provided that Tenant may draw upon the Improvements Allowance and the Additional Allowance to pay such fees. Landlord shall not charge any supervisory, management or inspection fee or any other fee in connection with the Leasehold Work.

(e) Performance of Leasehold Work. All work performed by the Leasehold Contractor and its subcontractors shall be performed in a good and workmanlike and safe manner, in accordance with all applicable Legal Requirements and with the approved Leasehold Plans. Landlord shall have the right to cause Tenant to correct, replace or remove any improvements installed in the Premises by the Leasehold Contractor or its subcontractors that do not comply with the preceding sentence.

(f) Work Rules and Coordination. The Leasehold Contractor and all subcontractors employed by the Leasehold Contractor shall comply with the work rules and regulations attached hereto as Schedule IV, and to any reasonable additional or modified work rules that may be reasonably adopted by Landlord for the Building, and shall coordinate on an ongoing basis with Landlord’s project manager and construction manager concerning construction-related matters. Landlord shall direct the Base Building Contractor to cooperate with the Leasehold Contractor in scheduling access to and work in the Premises; provided, however, that the Base Building Contractor shall not be required to perform, or refrain from performing, any act that would delay completing construction of the Base Building. Landlord shall direct the Base Building Contractor to provide Tenant with reasonable (as appropriate under the circumstances) advance notice (which notice may be oral) of (i) any prohibition of or material interference with access to the Building for the delivery of materials, (ii) power and water outages, (iii) changes in parking for the Leasehold Contractor and its subcontractors and (iv) restricted access to regular elevator use. The Leasehold Contractor shall conduct its activities in the Building in a manner that will not unreasonably delay or interfere with any work being performed in the Building by any other contractor (including the Base Building Contractor). If Landlord reasonably determines (which may be based on information provided by the Base Building Contractor) that the work being performed by Leasehold Contractor or any of its subcontractors, agents or employees needs to be suspended temporarily in order for Landlord or the Base Building Contractor to schedule or perform any review or inspection required in connection with any use, occupancy or other permit, certificate or governmental approval of the Base Building, then Landlord shall notify Tenant thereof. If such party fails to stop such activity for the temporary period identified by Landlord, then Landlord shall have the right to order the Leasehold Contractor or any of such other parties to immediately stop work until such time as Landlord or the Base Building Contractor reasonably determines that such activity will not affect the conduct or performance of such review or inspection. Except to the extent that any such activity constitutes or arises out of Tenant Delay, the Lease Commencement Date and Rent Commencement Date of June 1, 2001 shall be extended on a day for day basis for each day that Tenant would otherwise have been able to continue with the Leasehold Work but is unable to do so because Landlord or the Base Building Contractor has stopped Tenant’s performance of the Leasehold Work pursuant to this paragraph.

(g) Landlord’s Approval of Subcontractors. Landlord has approved the subcontractors engaged by the Leasehold Contractor for the performance of mechanical, fire and life-safety, electrical and plumbing work in the Premises. The Leasehold Contractor shall employ for the performance of structural, work in the Premises and for any work affecting the exterior of the Building, only those subcontractors approved by Landlord in its reasonable discretion.

(h) Leasehold Contractor’s Insurance. The Leasehold Contractor and its subcontractors shall maintain insurance coverages as set forth on Schedule IV attached hereto.

(i) Disbursement of Improvements Allowance and Additional Allowance. The Improvements Allowance and Additional Allowance (or such portion thereof as has not previously been disbursed to pay Tenant’s architectural, engineering and project management costs) shall be disbursed to Tenant or the Leasehold Contractor in pro rata payments, based on the percentage of the Leasehold Work that has been completed (but not in excess of the sums actually being disbursed to the Leasehold Contractor, the Leasehold Architect, the Project Manager and such other parties that Tenant directs Landlord, in writing, to pay). If the cost to construct the Leasehold Work will exceed the unapplied (and unreserved) portion of the Improvements Allowance and Additional Allowance (the “Unused Allowance”), then Landlord’s pro rata share of the requisition shall be determined by multiplying said requisition by a fraction, the numerator of which is the amount of the Unused Allowance as of the date of the firs requisition, and the denominator of which is the total cost to complete the Leasehold Work as of such date. Disbursements will be made by Landlord following Tenant’s submission of a requisition and any supporting documentation reasonably required by Landlord (which requisitions shall be submitted no more frequently than monthly). Provided such requisition and supporting documentation are received by Landlord no later than the twenty-fifth (25th) day of a calendar month, Landlord shall pay the amount of such requisition (up to the amount of the Improvements Allowance) by the twentieth (20th) day of the immediately-succeeding calendar month. On a progressive basis, with each request for a disbursement out of the Improvements Allowance, Tenant shall obtain and deliver to Landlord progressive lien waivers with respect to all work previously performed in the Premises and the Building from the Leasehold Contractor as well as any other contractors employed directly by Tenant.

(j) Final Lien Waivers. Upon completion of the Lease hold Work, simultaneously with disbursement of the final installment of the Improvements Allowance that is to be paid to the Leasehold Contractor, Tenant shall obtain and deliver to Landlord final unconditional lien waivers with respect to all work performed in the Premises and the Building from the Leasehold Contractor as well as any other contractors employed directly by Tenant. Should any mechanic’s or materialman’s lien be filed against the Premises or the Building with respect to the Leasehold Work, Tenant shall bond or pay off such lien within twenty (20) days after Tenant has notice thereof.

(k) Responsibility for Work. Tenant shall be solely responsible for the progress of construction of the Leasehold Work and for the quality or fitness thereof. Tenant shall be liable for any damage to the Building or the base-building systems caused by Tenant, the Leasehold Contractor, or any of its subcontractors.

(l) Permits. Tenant shall obtain all governmental permits and approvals relating to the performance of the Leasehold Work. Copies of all building permits, non-residential use permits, and other governmental notices, permits or licenses received with respect to the Leasehold Work shall be promptly furnished to Landlord.

(m) As-Built Drawings. Upon completion of the Leasehold Work, Tenant shall cause the Leasehold Contractor to furnish a set of “as-built” drawings to the Leasehold Architect, who shall prepare the record set of “as-built” drawings in Mylar-reproducible form and in CADD form and deliver the same to Landlord within thirty (30) days after completion of the Leasehold Work.

(f) The Work Agreement attached as Exhibit B to the Lease hereby is amended by adding the following Paragraph 12 at the end thereof:

12. Warranties. Landlord, at its cost and expense, shall repair or replace all materials, fixtures or equipment incorporated by Landlord in the Premises that shall prove to be defective during a period of twelve (12) months after the date of the Base Building certificate of occupancy. Landlord shall repair or replace any damage to the Building or the Leasehold Work caused by Landlord or the Base Building Contractor or any of its subcontractors in connection with the completion of the Base Building Work, including any Base Building punchlist work performed in the Premises. In performing any work pursuant to this Paragraph 12, Landlord, the Base Building Contractor and its subcontractors shall use reasonable efforts to minimize disruption to Tenant.

4. Corporate Action. Landlord and Tenant hereby represent and warrant to each other that all necessary corporate or other action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant, as applicable, has been duly authorized to do so.

5. Incorporation of Lease Terms. Except to the extent expressly modified herein, all of the terms, conditions, covenants and agreements set forth in the Lease (a) are incorporated herein by reference, (b) shall remain in full force and effect, (c) shall apply to this Amendment and (d) shall be applicable to and binding upon the parties hereto at all times during the term of the Lease as if set forth herein.

6. Broker. Landlord recognizes Julien J. Studley as the broker procuring this Amendment. No commission shall be payable to said broker in connection with this Amendment. Landlord and Tenant each represents and warrants to the other that, except as provided in the preceding sentence, neither of them has employed or dealt with any other broker, agent or finder in carrying on the negotiations relating to this Amendment. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt in connection with this Amendment. Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt in connection with this Amendment.

7. Mutual Negotiation. Landlord and Tenant each hereby covenant and agree that each and every provision of this Agreement has been jointly and mutually negotiated and authorized by both Landlord and Tenant and in the event of any dispute arising out of any provision of this Lease, Landlord and Tenant do hereby waive any claim of authorship against the other party.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 to Lease Agreement as of the date and year first above written.

LANDLORD BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

			By:	Boston Properties, Inc., its General Partner

WITNESS:

/s/ [ILLEGIBLE]			By:	/s/ Raymond A. Ritchey
Raymond A. Ritchey, Executive Vice President

TENANT: OTG SOFTWARE, INC., a Delaware corporation

ATTEST:

By:	/s/ PATRICIA AKSTIN	By:	/s/ RONALD W. KAISER
Title:	V P Operations	Title:	Chief Financial Officer

[CORPORATE SEAL]

[MAP]

Boston Properties Tower Oaks	Sizes and location are approximate ref. paragraph 4	Penthouse Alternative 1

Genseir		® 2001 Gensier